Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement of Xiangtian (USA) Air Power Co. Ltd. on Form S-1 to be filed on or about September 11, 2015 of our report dated November 13, 2014; except for the effects of the restatement described in Note 4, as to which the date is September 4, 2015, on our audit of the financial statements as of July 31, 2014 and for each of the years in the two-year period ended July 31, 2014. We also consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form S-1.

/s/ Jimmy P. Lee CPA PC

Astoria, New York

September 11, 2015